SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):           October 14, 2004

CPG PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

33-98136	22-3258100
(Commission File Number)	(I.R.S. Employer Identification No.)

105 Eisenhower Parkway, Roseland, New Jersey 07068
(973) 228-6111
(Address of principal executive offices and telephone number)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01               Changes in Control of the Registrant

On October 14, 2004 (the “Closing Date”), Simon Property Group, Inc. (“Simon”) acquired Chelsea Property Group, Inc. (“Chelsea”) pursuant to an Agreement and Plan of Merger, dated as of June 20, 2004 (the “Merger Agreement”), by and among Simon, Simon Property Group, L.P. (“SPG LP”), Simon Acquisition I, LLC (“Merger Sub”), Simon Acquisition II, LLC (“L.P. Merger Sub”), Chelsea and CPG Partners, L.P. (“CPG LP”).  On the Closing Date, Simon acquired all of the outstanding common stock of Chelsea and all of the operating partnership units of Chelsea’s operating partnership, CPG LP, in a transaction (the “Transaction”) valued at approximately $3.5 billion.  Simon also assumed Chelsea’s existing indebtedness and preferred stock, which totaled approximately $1.3 billion as of June 30, 2004.  Pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of SPG LP, was merged with and into Chelsea on the Closing Date with Chelsea as the surviving entity (the “REIT Merger”).

Simon paid consideration of $67.61 per share for all of Chelsea’s outstanding common stock.  The consideration to Chelsea’s common shareholders was comprised of $36.00 in cash, $16.61 of Simon common stock based on a fixed conversion ratio of 0.2936 of a share of Simon common stock per Chelsea common share and a Closing Date closing price for Simon common stock of $56.58 per share, and $15.00 of Simon 6% Series I Convertible Perpetual Preferred Stock (the “Series I Preferred Stock”).  The shares of Series I Preferred Stock yield 6.0%, have a liquidation preference of $50 per share, and are convertible into Simon common stock at $63.86 per share, with a contingent conversion feature of an additional 25%.  This was a taxable transaction to Chelsea common shareholders.  Upon the consummation of the Transaction, Chelsea became a subsidiary of the Simon operating partnership, SPG LP.

In connection with the Transaction, each outstanding common unit of CPG LP (“CPG LP Common Units”) (other than units owned by Simon, Chelsea or their respective wholly owned subsidiaries) was voluntarily exchanged for the right to receive (i) 0.6459 of a partnership unit in SPG LP (the “SPG LP Common Units”) and (ii) 0.6600 of a 6% Series I Convertible Perpetual Preferred Unit of SPG LP (the “Series I Preferred Units”).  The Series I Preferred Units have substantially the same economic terms as the Simon Series I Preferred Stock, except that they are, at the option of the holder, (i) convertible into SPG LP Common Units on substantially the same terms and at the same conversion rate as the Simon Series I Preferred Stock is convertible into Simon common stock and (ii) exchangeable for either cash equal to the fair market value of such units or shares of Simon Series I Preferred Stock on a one-for-one basis, at Simon’s election.

In connection with the Transaction, each share of Chelsea’s 8 3/8% Series A Cumulative Redeemable Preferred Stock issued and outstanding immediately prior to the effective time of the REIT Merger (other than shares owned by Simon, Chelsea or their respective wholly owned subsidiaries) was converted into the right to receive one fully paid and nonassessable share of Simon 8 3/8% Series J Cumulative Redeemable Preferred Stock.

On the Closing Date and as a consequence of the Transaction, a change of control of CPG LP occurred.  As a result of the Transaction, Simon now holds, indirectly through its subsidiaries, in excess of 99% of the voting securities of both Chelsea and CPG LP.  Simon funded the acquisition of Chelsea and CPG LP by issuing common and preferred stock of Simon and common and preferred units of SPG LP as described above, and with cash obtained from a $1.8 billion unsecured term loan facility (the “Acquisition Facility”) provided by the lenders and co-agents party thereto, with UBS AG, Stamford Branch, as Payment and Disbursement Agent, JP Morgan Securities Inc., as Joint Lead Arranger and Joint Book Manager, Banc of America Securities LLC, as Joint Lead Arranger and Joint Book Manager, UBS AG, Stamford Branch, as Joint Lead Arranger, Citicorp Real Estate, Inc. and Deutsche Bank AG, New York Branch, as Co-Documentation Agents, and JPMorgan Chase Bank and Bank Of America, N.A., as Co-Syndication Agents.  The Acquisition Facility was obtained on October 12, 2004 and matures on August 12, 2006.

Although a change of control of CPG LP has occurred, because CPG LP has publicly traded debt securities, CPG LP has elected not to push down the acquisition price related to the Transaction into the separate financial statements of CPG LP.

Item 5.03               Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 14, 2004, in connection with the Transaction described in Item 5.01 above, the Agreement of Limited Partnership of Chelsea GCA Realty Partnership, L.P. (n/k/a CPG Partners, L.P.), dated as of October 14, 1999, as amended prior to the date hereof, was amended and restated in the manner set forth in Exhibit 3.1, which agreement is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

The following exhibits are being filed with this Current Report on Form 8-K:

3.1

Amended and Restated Agreement of Limited Partnership of CPG Partners, L.P., dated as of October 14, 2004, by and among Chelsea Property Group, Inc., as general partner, and Simon Property Group, L.P., as limited partner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Dated:  October 19, 2004

CPG PARTNERS, L.P.

By: Chelsea Property Group, Inc., its General Partner

By:	/s/ Michael J. Clark
Name: Michael J. Clark
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1

Amended and Restated Agreement of Limited Partnership of CPG Partners, L.P., dated as of October 14, 2004, by and among Chelsea Property Group, Inc., as general partner, and Simon Property Group, L.P., as limited partner.